       As Filed with the Securities and Exchange Commission on December 19, 1997
                                                      Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       FIRST VIRTUAL HOLDINGS INCORPORATED
             (Exact name of Registrant as specified in its charter)

          DELAWARE                        7389                  77-0385435
----------------------------- ---------------------------- ---------------------
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation organization) Classification Code Number) Identification Number

                        11975 El Camino Real, Suite 200
                        San Diego, California 92130-2543
                                 (619) 793-2700
                  (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                             ---------------------

                                  LEE H. STEIN
                             Chief Executive Officer
                       FIRST VIRTUAL HOLDINGS INCORPORATED
                         11975 El Camino Real, Suite 300
                        San Diego, California 92130-2543
                                 (619) 793-2700
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                             --------------------

                                    Copy to:

                             JEFFREY D. SAPER, ESQ.
                             JOHN T. SHERIDAN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050

                              -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
         Title of                                              Proposed Maximum            Proposed Maximum
      Securities to                 Amount to be              Offering Price Per          Aggregate Offering            Amount of
      be Registered                 Registered                    Share (1)                   Price (1)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value      4,923,520(2)                   $2.9685                 $14,615,469.12               $4,429
====================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on December 17, 1997 in accordance with Rule 457 under the Securities Act of 1933.

(2) Includes shares of Common Stock which may be offered pursuant to this Registration Statement issuable upon conversion of 1,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred") and upon exercise of warrants to purchase up to 850,000 shares of Common Stock (the "Warrants"). The number of shares of Common Stock included in this Registration Statement is based on the sum of the number of shares subject to the Warrants plus [200%] of the estimated number of shares of Common Stock issuable in connection with the conversion of the Company's Series A Preferred (based on an assumed conversion price of $2.45 which is 80% of the average closing price of the Common Stock reported on the Nasdaq National Market for the ten (10) consecutive trading days ending December 16, 1997).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION
PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.


                                4,923,520 SHARES

                                  FIRST VIRTUAL
                              HOLDINGS INCORPORATED
                              --------------------

                                  COMMON STOCK
                               ($0.001 PAR VALUE)

                   -------------------------------------------

           This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of First Virtual Holdings Incorporated, a Delaware corporation (the "Company") offered from time to time by certain stockholders of the Company or their donees or certain other permitted transferees (the "Selling Stockholders") for their own benefit. It is anticipated that the Selling Stockholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

           The Common Stock of the Company is traded on the Nasdaq National Market (Nasdaq Symbol: FVHI). On December 18, 1997, the closing price of the Company's Common Stock was $2.75.

           SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

           The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.
                  -------------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                   -------------------------------------------

                The date of this Prospectus is December __, 1997.

           NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

           The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to First Virtual Holdings Incorporated, 11975 El Camino Real, Suite 300, San Diego, California 92130-2543, Attn: Investor Relations (telephone (619) 793-2700).

           The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, and the principal holders of securities of the Company has been disclosed in the proxy statements distributed to shareholders of the Company and filed with the Commission.

                             ADDITIONAL INFORMATION

           This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed pursuant to
Section 13 of the Exchange Act; (ii) the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed pursuant to Section 13 of the Exchange Act; (iii) the Company's current report on Form 8-K dated as of October 22, 1997; (iv) the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders, filed pursuant to Section 14 of the Exchange Act; and (v) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on November 19, 1996.

           All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   THE COMPANY

           First Virtual Holdings Incorporated ("First Virtual" or the "Company") develops and implements the VirtualPIN architecture which facilitates Internet commerce and is designed to facilitate other forms of interactive Internet communications. In addition to operating the First Virtual Internet Payment System ("FVIPS"), First Virtual is currently developing an integrated electronic commerce solution, the Interactive Messaging Platform. This service will allow merchants and credit card issuers to take advantage of a sophisticated messaging system that facilitates relationship marketing on the Internet and also provides a marketing system with an integrated payment system. The Interactive Messaging Platform represents the integration of First Virtual's existing services and technology, which includes the FVIPS, the VirtualPIN and VirtualTAG. The Interactive Messaging Platform has not been commercially released and has not generated any revenues or customer commitments to date.

           The VirtualPIN architecture and the Interactive Messaging Platform use e-mail, which has the widest reach and broadest use of any Internet application. FVIPS, a secure and easy-to-use payment system introduced in October 1994, was the Company's first application of the VirtualPIN architecture. In the fourth quarter of 1996, the Company introduced VirtualTAG. The VirtualTAG is an interactive advertising applet within banners or "roving store fronts" which is designed to allow consumers to initiate the purchase and payment and arrange for the delivery of a product without leaving the web page on which the advertisement appears. The Company believes VirtualTAG may become one of the first solutions to take full advantage of the Internet's unique attributes by combining advertising, selling and paying all in one application.

           The Company's executive offices are located at 11975 El Camino Real, Suite 300, San Diego, California 92130-2543. Its telephone number at that address is (619) 793-2700. The Company's Internet address is: http://www.fv.com. Information contained on the Company's Internet site shall not be deemed part of this Prospectus. First Virtual(TM), Internet Payment System(sm), VirtualPin(sm) and Virtual TAG(TM), are the trademarks of First Virtual Holdings Incorporated, which may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

                                  RISK FACTORS

           In addition to reviewing other information in this Prospectus and the Company's Annual Report on Form 10-K and the other documents incorporated herein by reference (the "Incorporated Documents"), the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered by this Prospectus. Statements in this "Risk Factors" section regarding expectations or future events and certain sections of the Incorporated Documents (identified with more particularity in such Incorporated Documents) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in such forward-looking statements as a result of the factors set forth below and elsewhere in this document and the Incorporated Documents.


HISTORY OF OPERATING LOSSES AND ANTICIPATED FUTURE LOSSES; LIMITED OPERATING HISTORY

           The Company has incurred net operating losses in each quarter since its inception in March 1994. As of September 30, 1997, the Company had an accumulated deficit of approximately $25.8 million. To date, the Company has not generated significant revenues. There can be no assurance that the Company's revenues will increase in the future. In addition, as a result of the anticipated significant expenses that the Company expects to continue to incur to maintain its systems, sales, marketing, research, development and engineering, customer care and administrative infrastructure over the near term, the Company expects to continue to incur significant operating losses on both a quarterly and an annual basis for the foreseeable future. For these and other reasons, there can be no assurance that the Company will ever achieve or be able to sustain profitability.

           The Company commenced operations in March 1994, launched FVIPS in October 1994, and began recognizing revenues in the fourth quarter of 1994. The Company has a limited operating history upon which to base an evaluation of its business and prospects. The Company and its business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services. To address these risks, the Company must, among other things, successfully respond to competitive developments, market additional Internet commerce services, upgrade its technologies and commercialize products and services incorporating such technologies, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the limited operating history of the Company makes the prediction of future results of operations very difficult. Accordingly, the Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance.

ANTICIPATED FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

           As a result of the early stage of development of the Interactive Messaging Platform, FVIPS, VirtualTAGs and Internet commerce in general and the Company's limited operating history, the Company's revenue expectations are based almost entirely on internal estimates of future demand and not on actual experience. In particular, it is difficult to forecast revenue expectations for the Interactive Messaging Platform, since currently, the Interactive Messaging Platform strategy is under development. Moreover, the Company has only limited historical financial data for quarterly or annual periods on which to base planned operating expenses. The Company's expense levels have been established in large part due to its current expectations for future revenues and its expected development and marketing requirements. In the event market demand and revenues do not meet expectations, the Company may be unable to adjust its spending levels on a timely basis to compensate for unexpected revenue shortfalls. To a certain extent, the Company has already encountered this problem. As a result, the Company has not and may not be able to take advantage of revenue opportunities as quickly as it would hope, because of an effort to scale down its infrastructure to match lower than expected revenues. There can be no assurance that revenues associated with use of the VirtualPIN, FVIPS or the Interactive Messaging Platform will increase significantly, or at all. Any material shortfall of demand for the Company's products and services would have a material adverse effect on the Company's business and financial condition and could cause significant fluctuations in the Company's results of operations.

           The Company expects its future operating results over both the short and the long term will be subject to annual and quarterly fluctuations due to several factors, many of which are beyond the control of the Company, including, among others, market response to the Company's Interactive Messaging Platform; difficulties encountered in the development or deployment of products or services, including interactive messaging; market acceptance of Internet commerce in general and FVIPS and the VirtualPIN concept in particular; fluctuating market demand for the Company's products and services including the rate of merchant and consumer registrations; the monthly volume and average dollar amount of transactions using FVIPS; the degree of acceptance of the Internet as an advertising and merchandising medium; the fees charged to the Company by third party processors and financial institutions; the timing and effectiveness of collaborative marketing efforts initiated by the Company's strategic partners; the timing of the introduction of new products and services offered by the Company; the timing of the release of enhancements to the Company's products and services; product introductions and service offerings by the Company's competitors; the mix of the products and services provided by the Company; the timing and rate at which the Company increases its expenses to support projected growth; the cost of compliance with applicable government regulations; competitive conditions in the Company's marketplace; and general economic conditions. In addition, the fees charged by the Company for consumer and merchant registration, advertising, messaging, consulting services, transaction processing and co-marketing are subject to change as the Company introduces its Interactive Marketing Platform, continues to roll out FVIPS upgrades and its VirtualTAG "toolkit", and assess its marketing strategy and competitive position. The Company believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as any indication of future performance. Due to the foregoing factors, among others, it is probable that the Company's future quarterly or annual operating results from time to time will not meet the expectations of market analysts or investors, which may have a material adverse effect on the price of the Company's Common Stock.

RISKS RELATED TO PRODUCT TRANSITION

           The Company has derived substantially all of it revenues to date from, and has devoted a significant portion of its research, development, engineering and marketing resources to, FVIPS, VirtualTAGs and related services. In the second quarter of fiscal 1997, the Company determined to refocus it resources on developing and commercializing the Interactive Messaging Platform. The Interactive Messaging Platform has not yet been commercially introduced and the Company has to date not secured any customer commitments to license, use or implement the Interactive Messaging Platform. Moreover, because the Interactive Messaging Platform represents a departure from traditional methods of marketing and information exchange, the market prospects for the Interactive Messaging Platform are highly uncertain. Acceptance of the Interactive Messaging Platform will require a transition to new ways of conducting business by enterprises that have already made substantial investments in other means of conducting commerce and exchanging information. In addition, since development of the technologies underlying the Interactive Messaging Platform has not been completed, and since the Interactive Messaging Platform has not yet been implemented, no assurance can be given that development of the Interactive Messaging Platform will be successfully completed, that the cost of development will not exceed future revenues generated by the Interactive Messaging Platform, that prospective customers will be able to implement the Interactive MessagingPlatform without substantial additional cost, or that the Company's current server capacity and communications systems will be adequate to support high volumes of Interactive Messaging Platform usage. Moreover, the development and introduction of the Interactive Messaging Platform has required the Company to substantially curtail the resources devoted to development and enhancement of FVIPS, and related technologies and services, and has limited the ability of the Company's management and marketing and sales staff to pursue the Company's goal of increasing FVIPS usage, sales of VirtualTAGs and merchant and consumer registrations. As a result, the Company's FVIPS-related revenues, VirtualTAG-related revenues and the number of new merchant and consumer registrations declined during the third quarter of fiscal 1997, and may continue to decline in future periods. Unless the Interactive Messaging Platform is successfully introduced and marketed, and unless revenues from the Interactive Messaging Platform are sufficient to return the cost of its development and to compensate for adverse effect on FVIPS-related and VirtualTAG-related revenues, the Company's business, financial condition and results of operation will be materially and adversely affected.

DEPENDENCE ON DISTRIBUTION RELATIONSHIPS, COLLATERAL SYSTEMS AND EXPANSION OF DIRECT SALES FORCE

           A key element of the Company's current business and marketing strategy is to establish, develop and maintain relationships with credit card issuers, direct marketers, airlines and catalog merchants to promote the Company's products and services to their merchant and consumer customers. Although the Company has established relationships with such entities in an effort to enhance the Company's ability to penetrate the market for interactive messaging, sales of VirtualTAGs and Internet payment services, such relationships are nonexclusive and have not resulted in any comprehensive or measurable increase in the Company's revenues to date. In particular, the Company had granted certain equity incentives to First Data Corporation ("FDC") in order to induce FDC to cause its affiliated banks to distribute up to 2,500,000 VirtualPINs to their customers by September 29, 1997. FDC did not achieve this goal and this equity incentive expired. The Company had a similar equity incentive arrangement with General Electric Capital Corporation ("GECC"), in order to induce GECC to produce a marketing agreement between one of its affiliates and First Virtual by July 3, 1997. GECC did not produce such a marketing agreement and this equity incentive also expired. No assurance can be given that the Company will be able to maintain its current strategic relationships or cultivate additional partnering relationships in the future or that any such relationship will prove to be effective in creating demand for the Interactive Messaging Platform or in expanding the Company's merchant and consumer base. In addition, there can be no assurance that the Company's existing or potential marketing partners, most of whom have significantly greater financial and marketing resources than the Company, will not change their business strategies or discontinue their relationships with the Company, develop and market products and services that compete with the Company's products and services in the future or form collaborative marketing relationships with one or more of the Company's competitors that offer alternative Internet commerce solutions.

           The operation of the Interactive Messaging Platform and FVIPS is dependent on the continued availability and reliability of collateral telecommunications. FVIPS is also dependent on the continued availability and reliability of information processing and financial clearance systems. In particular, the Company is substantially dependent on Paymentech Inc. for merchant transaction acquisition services and on Northern Trust Company ("Northern Trust") for clearinghouse services. The Company also continues to depend on Electronic Data Systems, Inc. ("EDS") for financial services processing. In addition, the Company is substantially dependent on MCI Communications Corp. and WorldCom Inc. for collateral telecommunication services. There can be no assurance that these companies will continue to provide collateral services to the Company without disruptions in service, at the current cost, or at all. Although the Company believes that such services could be obtained from other sources in due course if required, reengineering the Company's computer systems and telecommunications infrastructure to accommodate a new service provider could only be accomplished at significant cost and with significant delay. Any interruption of service by a collateral services provider also would be likely to result in the disruption of the operation of the Interactive Messaging Platform and FVIPS, with an attendant loss of revenues and potential loss of customers. Such losses could have a material adverse effect on the Company's business, financial condition and results of operations.

           In order to promote the use of the Interactive Messaging Platform and to increase market acceptance of FVIPS, the Company will be required to significantly expand its direct sales force and marketing organization and manage such personnel effectively. Establishing required marketing and sales capability will require substantial efforts and significant management and financial resources. The Company's management has very limited experience in recruiting, developing or managing a marketing and sales force. There can be no assurance that the Company will be able to recruit and retain direct marketing and sales personnel in order to build an effective marketing and sales organization, that building such a marketing and sales organization will be cost-effective or that the Company's marketing and sales efforts will be successful.

UNDEVELOPED AND RAPIDLY CHANGING MARKETS

           The markets for the Company's products and services are at a very early stage of development, are rapidly changing and are characterized by an increasing number of market entrants that have introduced or are developing competing products and services for use on the Internet and the Web. As is typical for a new and rapidly evolving industry, demand for and market acceptance of recently introduced products and services are subject to a high level of uncertainty and risk. While the number of individuals and businesses using the Internet and the Web for commercial purposes has grown rapidly over recent years, the volume and prevalence of Internet commerce generally, and of retail sales of goods and services on the Internet in particular, has not grown as rapidly as certain observers had projected, and, there can be no assurance that Internet commerce will become widespread. Because acceptance and usage of the Interactive Messaging Platform and increased usage of FVIPS is contingent on substantial and sustained growth in sales of consumer products and services on the Web, it is not assured that sufficient demand for the Company's products and services will develop to sustain the Company's business. To date, the Company has not generated any significant revenues from such services, and there can be no assurance that demand for such applications will develop or increase. In addition, it is not known whether individuals or businesses will use the Internet as a means of purchasing goods and services. To establish the Internet as a source of widespread and significant commercial activity, particularly by those individuals and businesses which historically have relied upon traditional means of commerce, will require the broad acceptance of new methods of conducting business and exchanging information. Businesses that already have invested substantial resources in traditional or other methods of conducting business may be reluctant to adopt new commercial methodologies or strategies that may limit or compete with their existing businesses. Individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns. Banks and financial institutions with established methods of handling payments may also be reluctant to accept new payment systems based on Internet commerce. The Company expects such historical patterns of business conduct to inhibit the growth of Internet commerce in general and market acceptance of the Company's services in particular.

           The Company's business includes products and services that are new, operate in a market that did not previously exist and will be subject to rapid and unpredictable market changes. It is uncertain whether a significant market will ever emerge for the Interactive Messaging Platform, payments over the Internet by means of FVIPS or any other payment system or that the Internet will develop as an effective medium for advertising and merchandising. The Company's success is critically dependent on the development of Internet commerce, which the Company believes will require the significant expansion of the Internet infrastructure in order to provide adequate Internet access, the proper management of Internet traffic and a substantial amount of public education to, among other things, increase confidence in the integrity and security of Internet commerce. There can be no assurance that commerce over the Internet will become widespread, that a market for the Company's products and services will emerge or that the Interactive Messaging Platform, FVIPS or other applications using the VirtualPIN architecture will be generally adopted. If the market fails to develop, or develops more slowly than expected, if the Internet infrastructure is not adequately expanded or managed, or if the Company's products and services do not achieve market acceptance by a significant number of individuals, businesses and financial institutions, then the Company's business, financial condition and results of operations will be materially and adversely affected.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

           In October 1997, the Company completed a private placement of securities consisting of 1,000 shares of Series A Convertible Preferred Stock and warrants to purchase up to 850,000 shares of Common Stock at an exercise price of $5.75 per share. Because the Series A Preferred Stock is convertible into Common Stock at a discount below the current market price of the Common Stock and because the price at which such conversion may be effected is the lesser of $5.50 or 80% of the average closing bid price per share of Common Stock for the prior ten days, conversion of the Series A Preferred Stock will result in at least modest dilution to existing investors, and may result in substantial dilution. Additional dilution may result upon the exercise of the Common Stock warrants issued in this financing. Moreover, holders of Series A Convertible Preferred Stock enjoy certain rights and preferences which may adversely affect holders of Common Stock, including a right to quarterly dividend payments and a right to a preference payment in the event of a liquidation or dissolution of the Company. Moreover, the Company anticipates that it will need to raise additional funds in the near future to fund its operations, as well as to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be further reduced, stockholders may experience significant additional dilution and such equity securities may also have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to the Company or its stockholders. In addition, the Company's ability to raise additional funds prior to May 1998 without the consent of the holders of Series A Convertible Preferred Stock, is subject to certain limitations. If adequate funds cannot be obtained or are not available on acceptable terms the Company's business, financial condition and results of operations would be materially and adversely affected. In addition, any difficulty or delay the Company may experience in raising additional equity capital may adversely affect the ability of the Company to continue to meet the listing requirements of the Nasdaq National Market. Continued listing of the Company's Common Stock on the Nasdaq National Market is contingent on compliance on a variety of criteria established by the Nasdaq National Market, including maintenance of at least $4,000,000 in net tangible assets. If the Company is unable to continue to satisfy all listing criteria, the Common Stock will be delisted from the Nasdaq National Market, which would impair the liquidity of the Common Stock, and may adversely affect the market price of the Common Stock.


DEPENDENCE ON INCREASED USAGE AND STABILITY OF THE INTERNET

           The future of the Internet as a center for commerce will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a medium for on-line exchange of information, advertising, merchandising and entertainment is a recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for the Interactive Messaging Platform, VirtualTAGs, financial transactions over the Internet, or any substantial commercial use of the Internet, will develop. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered on-line will improve sufficiently to continue to generate and maintain user interest. In addition, it is uncertain whether the cost of Internet access will decline. Failure of the Internet or the Web to stimulate consumer interest and be accessible to a broad audience at moderate costs would jeopardize the viability of Internet commerce and the market for the Company's products and services. The Internet and the Web have experienced, and are expected to continue to experience, significant growth in the number of users and amount of traffic; however, the Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of performance improvements including high speed modems. In addition, there is no assurance that the number of vendors maintaining sites on the Web will increase. Accordingly, there can be no assurance that Internet commerce will become widespread or that sustainable markets for the Company's products and services will develop. If such markets fail to develop, develop more slowly than expected or become dominated by one or more competitors, the Company's business, financial condition and results of operations will be materially and adversely affected. Furthermore, if the Internet were unable to support the demands of its users, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols or due to increased governmental regulation. If the necessary infrastructure, complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and results of operations will be materially and adversely affected.

           Moreover, critical issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. Any failure of the Internet to support such increasing number of users due to inadequate infrastructure, or otherwise, would seriously limit the development of the Internet as a viable commercial marketplace and could materially and adversely affect the acceptance of the Company's products and services which would, in turn, materially and adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON ACCEPTANCE OF FVIPS AND NEW PRODUCTS AND SERVICES; RISK OF CHANGES IN CONSUMER PERCEPTIONS

           Substantially all of the Company's revenues to date have been attributable to the receipt of registration fees from consumers and merchants, transaction processing fees, co-marketing fees and consulting fees associated with FVIPS. For the three months ending September 30, 1997, revenues from FVIPS, merchandising, interactive advertising development and consulting fees accounted for approximately 88%, 1%, 0% and 11% of revenues, respectively. For the nine months ended September 30, 1997 such revenues were approximately 63%, 4%, 10% and 23% of total revenues, respectively. FVIPS fees are currently expected to account for a significant portion of the Company's revenues. As a result, a decline in demand for, or failure to achieve broad market acceptance of FVIPS, as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced products and services, such as the Interactive Messaging Platform. There can be no assurance that the Company will be successful in marketing the Interactive Messaging Platform, FVIPS or any new or enhanced products or services.

           The Company's future success is dependent in part on the development of demand for products and services that support transactions processed by FVIPS over the Internet and, in particular, use credit card-based payment mechanisms. Demand for secure payment solutions, including FVIPS, has been fueled in part by wide-spread fears of the risks associated with the potential theft of credit card account numbers transmitted over the Internet and other manifestations of Internet-based credit card fraud. Such consumer perceptions of the risks associated with credit card-based Internet transactions have received substantial media attention, but may lack empirical support. In addition, the Company believes that most consumers may be unaware that the potential liability resulting from fraudulent charges to their credit card accounts is limited by federal laws that limit the liability of cardholders for unauthorized use of their card to no more than $50. Any change in consumer perception of the incidence of credit card account number theft over the Internet, or the potential liability attendant to such fraud, could impact the demand for Internet security mechanisms, including FVIPS. Any such decline in the perceived need for the security which the Company believes to be a principal feature of FVIPS could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

           The market for products and services that enable the sale of goods and services over the Internet, and the market for services that enable interactive messaging capabilities over the Internet, is expected to be intensely competitive, and, to the extent commercial activity over the Internet increases, the Company expects competition to increase significantly. There are no substantial barriers to entry into the Company's business, and the Company expects established and new entities to enter the market for Internet payment systems, interactive messaging services and interactive Internet communications in the near future. It is possible that a single supplier will dominate one or more market segments. Furthermore, since there are many potential entrants to the field, it is extremely difficult to assess which companies are likely to offer competitive products and services in the future, and in some cases it is difficult to discern whether an existing service is competitive with the Company's current services.

           The Company's principal competitors in the market for secure, consumer-initiated purchase systems include providers of encrypted credit card transaction systems such as CyberCash, Inc., Open Market, Inc. and VeriFone, Inc. and providers of electronic cash payment systems such as DigiCash, Inc. The Company's principal competitors in the interactive messaging services arena include providers of e-mail based services such as InfoBeat, Inc., Email Publishing Inc., America OnLine, Inc., and Juno Online Services. The Company also competes with Narrative Communication in the interactive advertising arena and with BroadVision Inc., for one to one marketing. The Company expects that credit card processors and acquiring banks or third party companies will also offer credit card-based payment systems if Secure Electronic Transaction ("SET")protocols proposed by Visa, MasterCard, American Express, Microsoft Corporation and Netscape are adopted and/or accepted as a standard for Internet commerce. SET comprises openly published communication and process protocols intended to facilitate encrypted credit card transactions over the Web. Further, the Company believes that the credit card associations may provide Internet merchants with lower transaction fees in order to encourage usage of SET. There can be no assurance that the Company's payment system will receive the same treatment, and as such the Company may be at a competitive disadvantage. For example, in July 1997, Visa announced its intention to waive its transaction fees, beginning in April 1998 for a two year period, for credit card transactions over the Internet that use the SET protocol.

           The Company may experience additional competition from Internet service providers and Internet directory companies who enter the market for Internet payment services. Companies such as America Online, Microsoft Corp., IBM Corp., Integrion, AT&T, Hewlett-Packard Company, and Netscape Communications Corporation which possess large, existing customer bases or ready distribution channels, could develop, market or resell a number of payment alternatives including, but not limited to, encrypted credit card payment and digital cash payment systems. Such major information technology providers may also choose to enter the market for secure Internet payments by acquiring one of the Company's existing competitors or forming strategic alliances with such competitors, either of which may impede the Company's ability to compete effectively. For instance, Hewlett-Packard Company, in June 1997, acquired VeriFone and now promotes VeriFone's Internet technologies. Netscape has established relationships with VeriFone and CyberCash, and it announced in February 1997, that it would recommend use of VeriFone's and CyberCash secure payment systems to Netscape commerce server users. Additionally, competitors such as Checkfree Corporation may emerge to provide payment systems based on alternative systems or methods other than credit cards or digital cash, such as Internet checking transaction systems. The Company believes that mail order companies and companies that sell from catalogues using "800" telephone numbers also compete with Internet payment systems. As the Company expands the applications of its VirtualPIN architecture, it will compete with a broader range of companies including traditional advertising, merchandising and direct marketing companies as well as additional entrants into the interactive Internet communications market. Moreover, to date the predominant method of reducing the risks associated with transmission of credit card information over the Internet has been use of public key encryption software provided by RSA Data Security, Inc.("RSA"), a subsidiary of Security Dynamics Technology, Inc. RSA's encryption technology (Secure Socket Layer) is incorporated in Web server and browser products offered by Netscape, Microsoft and other vendors, and thus has the largest installed base of any technology for payment security. In addition, credit card information relating to commercial transactions over the Internet is frequently directly transmitted in an unprotected form (i.e.
"in the clear"transactions).

           Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases, more diversified lines of products and services and significantly greater financial, technical, marketing and other resources than the Company. Such competitors maybe able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to individuals, businesses and financial institutions. In addition, many of the Company's current or potential competitors have broad distribution channels that may be used to bundle competing products or services directly to end-users or purchasers. If such competitors were to bundle competing products or services for their customers, the demand, if any, for the Company's products and services might be substantially reduced, and the ability of the Company to successfully effect the distribution of its products and the utilization of its services would be substantially diminished. As a result of the foregoing or other factors, there can be no assurance that the Company will compete effectively with current or future competitors or that the competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON PRODUCT AND SERVICE DEVELOPMENT; RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

           The Company's success depends upon its ability to develop the Interactive Messaging Platform and other new products and services that satisfy evolving customer requirements including potential applications for Internet advertising, merchandising and direct marketing. The market for the Company's services is characterized by rapidly changing technology, emerging industry standards and customer requirements that have been changing every few months. There can be no assurance that the Company will successfully identify new product and service opportunities and develop and bring to market new products and services in a timely manner. Failure of the Company, for technological or other reasons, to develop and introduce the Interactive Messaging Platform and other new products and services that are compatible with emerging industry standards and that satisfy customer requirements would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company or its competitors may announce enhancements to existing products or services, or new products or services embodying new technologies, emerging industry standards or customer requirements that render the Company's existing products and services obsolete and unmarketable. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in emerging industry standards will not cause customers to terminate use of the Company's existing products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

           The Company's products and services are designed around certain technical standards, and the Company's current and future revenues are dependent on continued industry acceptance of such standards. While the Company intends to provide compatibility with the standards promulgated by leading industry participants and groups, widespread adoption of a proprietary or closed standard could preclude the Company from effectively doing so. Moreover, a number of leading industry participants have announced their intention to enter into or expand their positions in the market for Internet payment systems through the development of new technologies and standards. There can be no assurance that the Company's products and services will achieve market acceptance, that the Company will be successful in developing and introducing new products and services that meet changing customer needs and respond to technological changes or emerging industry standards in a timely manner, if at all, that the standards upon which the Company's products and services are or will be based will be accepted by the industry or that products, services or technologies developed bothers will not render the Company's products and services noncompetitive or obsolete. The inability of the Company to respond to changing market conditions, technological developments, emerging industry standards or changing customer requirements or the development of competing technologies or products that render the Company's products and services noncompetitive or obsolete would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH FVIPS UPGRADES

           In July 1996, the Company made a transition in FVIPS from a system that relied solely on EDS for financial services processing of transactions to a system that is primarily managed by the Company. The Company now operates and maintains the computer which communicates with the established financial networks. The Company continues to use EDS as a back-up system to perform authorization and settlement processing of credit card transactions for FirstVirtual. Prior to this transition to a self-managed system, the Company relied entirely on EDS for all financial services processing of FVIPS transactions and for management of the Company's database, including the entry of new merchant and consumer registrations, updating of customer information and the management of customer accounts. This upgrade was the first upgrade of FVIPS.

           In May 1997, the Company implemented a second upgrade to FVIPS. This upgrade included the installation of a relational database management system and to date, the upgrade has performed to the Company's expectations. Any inability to properly effect and manage any required future upgrades to the Company's customer database could result in a material adverse effect on the Company's business, financial condition and results of operations. Given the limited time the upgraded system has been in operation, there can be no assurance that complications resulting from the upgrade will not arise, that the new system will prove to be capable of functioning in a fully operating environment over an extended period of time or that operating flaws or disruptions will not emerge. For example, subsequent to the May 1997 upgrade, the Company experienced a situation that required unscheduled database maintenance to be performed. As a result, transactions were held in a queue for 5 hours until the database maintenance was completed. Any similar systems failure, if prolonged or compounded, could cause a significant interruption to the Company's products and services and could reduce the viability of FVIPS and, if sustained or repeated, could reduce the demand for the Company's products and services by current and potential Internet customers which would result in a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the Company has no prior experience with managing a large database of customer and transactional information. In order to properly manage its operational database, the Company will need to (i) improve its management information systems and controls and (ii) attract and retain qualified personnel.

DEPENDENCE ON REPEATED CUSTOMER USE OF FVIPS

           The future success and viability of FVIPS is currently dependent on its ability to maintain or expand its base of merchants and consumers and the number of transactions that are conducted using FVIPS. The Company believes that the number of FVIPS transactions depends primarily on the repeated usage of the VirtualPIN by consumers. There can be no assurance that the Company's historic rate of VirtualPIN use per consumer will continue or increase, even if the Company is successful in increasing the variety and quality of goods and services available over FVIPS. The ability of the Company to sustain or increase the average number of transactions per VirtualPIN is subject to substantial uncertainty. As of September 30, 1997, the Company has not yet experienced any substantial increase in VirtualPIN registrations or transactions per VirtualPIN. In addition, the Company anticipates that it will modify consumer and merchant registration and renewal fees from time to time in the future and may modify its transaction rates charged to merchants. In late August 1997, the Company increased new consumer registration and renewal fees. At the time of this filing, both the number of new consumer registrations and the number of consumer renewals have declined, as a result of the Company implementing its new fee structure. Because the fee change was only implemented recently, there can be no assurance as to the aggregate effect of the fee change on the Company's operating results. Any further modification in the fee structure may result in further significant consumer and merchant attrition or reduce future consumer and merchant registrations. Significant consumer or merchant attrition would materially and adversely affect the Company's business, financial condition and results of operations.

           Certain merchants employing FVIPS have in the past reduced their use of the system. Although the Company has very limited information regarding merchant usage of FVIPS, the Company believes that declining usage of FVIPS by merchants can occur when merchants cease to maintain their Web pages, discontinue product or service offerings on their Web sites or find other sufficient payment means, without using FVIPS, to satisfy their business needs. Such discontinuation could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also faces the risk of losing merchants that choose to employ alternative payment mechanisms or experience a decline in transactions using FVIPS. Any significant decline in the usage of FVIPS by merchants or increase in the rate of merchant attrition could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF CAPACITY CONSTRAINTS

           A key element of the Company's strategy is to generate a high volume of FVIPS usage. Accordingly, the performance of the Company's products and services is critical to the Company's ability to achieve market acceptance and continued use of these products and services. Significant increases in the volume of transactions through FVIPS could strain the capacity of the Company's software or hardware, which could lead to slower response time or system failures. As the number of Web and Internet users increases, there can be no assurance that the Company's products and services will be able to meet this demand. The Company and its customers are also dependent upon Web browsers, e-mail clients and Internet and online service providers for access to its services, and users have experienced difficulties due to system failures unrelated to the Company's system, products or services. To the extent that the capacity constraints described above are not effectively addressed by the Company, such constraints could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF DEFECTS AND DEVELOPMENT DELAYS

           Products and services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors and failures when introduced or when usage increases. The Company may experience delays in the development of the software and computing systems underlying the Company's services. In addition, there can be no assurance that, despite testing by the Company and merchants and consumers, errors will not be found in the underlying software or that the Company will not experience development delays, resulting in delays in the commercial release of its products and services or in the market acceptance of its products and services, each of which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF SYSTEM FAILURES; LACK OF INSURANCE AND SECURITY RISKS

           The operation of FVIPS is dependent on the Company's ability to protect its computer equipment and the information stored in its data centers against loss or damage that may be caused by system overloads, fire, power loss, telecommunications failures, unauthorized intrusion, infection by computer viruses and similar events. The Company's data center and servers are currently located in San Diego, California, and at a facility in Dallas, Texas. There can be no assurance that a system failure at either of these locations would not materially and adversely affect the Company's ability to provide its products and services.

           The Company currently retains highly confidential customer financial information, including bank account and credit card information, in a secure database server that the Company believes to be isolated from the Internet. Although the server is protected by firewalls and proprietary, one-way batch protocols along with regular Company reviews of the system for security weaknesses, there can be no assurance that unauthorized individuals could not obtain access to this database server. Any unauthorized penetration of the Company's servers which are not directly connected to the Internet could result in the theft of bank account and credit card information, E-mail addresses, and comprehensive transaction histories. Any unauthorized penetration of the Company's servers which are connected to the Internet could result in the theft of VirtualPIN numbers, E-mail addresses and recent transaction histories. Unauthorized penetration could lead to attempts to use such information to effect fraudulent purchases, including the introduction of fabricated transactions into the Company's financial processors. Although the Company believes that the VirtualPIN architecture should thwart attempts to use misappropriated account information, widespread attempts to effect such transactions would require the Company to devote substantial resources to counteracting such attempts and could result in a compromise of the system or the interruption of the Company's ability to provide its products and services and may result in adverse publicity to the Company and consequently have a material adverse effect on the Company's business, financial condition and results of operations. It is also possible that an employee of the Company could attempt to divert customer funds or otherwise misuse confidential customer information, exposing the Company to legal liability. In addition, although the Company believes that the potential for the unauthorized interception of information transmitted over the Internet through FVIPS is not likely to result in the fraudulent use of VirtualPINs, there can be no assurance that unauthorized use of such information will not occur and, if it does occur, that it will not result in a financial loss or significant inconvenience to the VirtualPIN holder. Furthermore, although the Company employs disclaimers and limitation of warranty provisions in its customer agreements to attempt to limit its liability to customers, including liability arising out of systems failure or failure of security precautions, there can be no assurance that such provisions will be enforceable, or will otherwise prove effective in limiting the Company's exposure to damage claims.

           Although the Company carries property, errors and omissions and business interruption insurance, its coverage may not be adequate to compensate the Company for all losses that may occur. The Company is in the process of increasing its server capacity, improving its security mechanisms and taking other precautions to protect itself and its customers from events that could interrupt delivery of the Company's products and services or result in a loss of transaction or customer data. However, these measures will not eliminate a significant risk to the Company's operations from a natural disaster or systems failure. There can be no assurance that these measures would protect the Company from an organized effort to inundate the Company's servers with massive quantities of e-mail or other Internet message traffic which could overload the Company's systems and result in a significant interruption of service. In July 1997, the Company experienced a situation that required unscheduled database maintenance to be performed. As a result, transactions were held in a queue for 4 hours until the database maintenance was completed. Any systems failure that causes a significant interruption to or increases response time of the Company's products and services could reduce use of the Company's products and services and would reduce the attractiveness of the Company's products and services to current and future customers. The Company's business interruption insurance would not fully compensate the Company for lost revenues, income, additional costs or increased costs experienced by the Company during the occurrence of any disruption of its computer systems, nor is there any assurance that the Company will be able to obtain such coverage on reasonable terms or at all in the future. Significant service interruptions could also damage the Company's reputation and result in the loss of a significant portion of its merchants and consumers, which could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF POTENTIAL GROWTH; RISKS ASSOCIATED WITH NEW MANAGEMENT TEAM

           The rapid development necessary for the Company to exploit the market opportunity for the Interactive Messaging Platform, VirtualTAGs, FVIPS and its other services requires an effective planning and management process. As of September 30, 1997, the Company had seven executive officers. Two officers were replaced during the second quarter of 1997. The Company accepted resignations from both Michael Schauer, President of Financial Services, and Thomas Daniel, Vice

President of Merchant Services, and the Company hired as officers, Keith Kendrick, Vice President of Marketing and Dr. Carolyn Turbyfill, Vice President of Engineering and Operations. In October 1997, Mr. Kendrick was promoted to President of the Company. The Company's success depends to a significant extent on the ability of its executive officers and other members of its management to operate effectively, both individually and as a group. There can be no assurance that the Company will satisfactorily allocate responsibilities and that the new executives will succeed in these roles in a timely and efficient manner. The Company has experienced some difficulty and most likely in the future will continue to experience difficulty in integrating or replacing members of management's team from a variety of industry backgrounds. It is uncertain whether all members of the current management team can be successfully assimilated or replaced. Furthermore, the continued success of the Company is largely dependent on the personal efforts and abilities of its senior management and certain other key personnel and on the Company's ability to retain current management and to attract and retain qualified personnel in the future. The Company's failure to assimilate these new executives, or the failure of any of the executives to perform effectively, or the loss of any such executive, could have a material adverse effect on the Company's business, financial condition and results of operations.

           The Company's growth has placed a significant strain on its managerial, operational and financial resources. The growth in the Company's customer base and transaction volume, along with the introduction of the Interactive Messaging Platform and the development of the VirtualTAG "toolkit", increased demands on the Company's management and operations, including its marketing and sales, customer support, research and development, general and administrative operations. There can be no assurance that the Company will be able to effectively manage the its operations, that the Company's systems, procedures and controls will be adequate to support the Company's operations or that Company's management will be able to achieve the rapid execution necessary to exploit the market opportunity for the Company's products and services. In December 1997, the Company reduced its staff by twenty persons due to budgetary constraints. This and any future staff reductions could adversely impact the Company's business, financial condition and results of operation.

DEPENDENCE ON KEY PERSONNEL

           The Company's future performance is substantially dependent upon the continued contributions of members of the Company's senior management and technical personnel. In particular, the Company's success substantially depends on the continued participation of members of its senior management team, which is currently composed of a small number of individuals, some of whom have joined the Company only recently. See "Management of Potential Growth; Risks Associated with New Management Team"above. The loss of any of such persons could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company believes that its future success will depend upon its continuing ability to identify, attract, train and retain other highly skilled managerial, engineering, sales and marketing and other personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in identifying, attracting, training and retaining the necessary personnel, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED INTELLECTUAL PROPERTY

           The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements, and other contractual provisions and technical measures to protect its proprietary rights. The Company believes that, due to the rapid pace of technological innovation for Internet products, the Company's ability to establish and maintain a position of technology leadership in the industry depends more on the skills of its development personnel than upon the legal protections afforded its existing technology. There can be no assurance that trade secret, copyright and trademark protections will be adequate to safeguard the proprietary software underlying the Company's products and services, or that its agreements with employees, consultants and others who participate in the development of its software will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known. Moreover, notwithstanding the Company's efforts to protect its intellectual property, there is no assurance that competitors will not be able to develop functionally equivalent interactive messaging technologies or Internet payment services without infringing any of the Company's intellectual property rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use products or technology that the Company considers proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

           As the volume of Internet commerce increases, and the number of products and service providers that support Internet commerce increases, the Company believes that Internet commerce technology providers may become increasingly subject to infringement claims. There can be no assurance that infringement claims will not be filed by plaintiffs in the future. Any such claims, with or without merit, could be time consuming, result in costly litigation, disrupt or delay the enhancement or shipment of the Company's products and services or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable or favorable to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation is determined in favor of the Company. In the event of an adverse ruling in any such litigation, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. The failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

           The Company believes it is not currently subject to direct regulation by any government agency in the U.S., other than regulations generally applicable to businesses, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. However, no assurance can be given that federal, state or foreign agencies will not attempt in the near future to begin to regulate the market for Internet commerce. In addition, if a government agency were to challenge the Company's position with respect to the applicability of regulations to its activities, responding to such a challenge could result in significant expenditures of the Company's financial and management resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. More generally, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations will be adopted with respect to the Internet, covering issues such as user privacy, pricing, taxation and characteristics and quality of products and services. For example, the Telecommunications Reform Act of 1996 may subject certain Internet content providers to criminal penalties for the transmission of certain information, and could also result in liability to Internet service providers, Web hosting sites and transaction facilitators such as the Company. Various foreign jurisdictions have also moved to regulate access to the Internet and to strictly control Web content. Even if the Company's business is not directly subject to regulation, the adoption of any such laws or regulations may inhibit the growth of the Internet, or the businesses of the users of the Company's products and services, which could in turn adversely affect the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, taxation and personal privacy is uncertain. Such uncertainty creates the risk that such laws could be interpreted in a manner that could generally inhibit commerce on the Internet and adversely impact the Company's business.

           Due to the growth of Internet commerce, Congress has considered regulating providers of services and transactions in this market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. Senior officials from several regulatory agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency, have indicated that those agencies have refrained from promulgating regulations in order to encourage continued development of electronic commerce, but will monitor this area closely in the future. For example, the Electronic Fund Transfer Act and Regulation E, promulgated by the Federal Reserve Board, govern certain electronic funds transfers made by regulated financial institutions from a consumer's account, and govern providers of access devices and electronic funds transfer services. Although the Company believes that its current services are not subject to Regulation E, there is no assurance that the Federal Reserve Board will not require all or certain of the Company's services to comply with Regulation E, revise Regulation E or adopt new rules and regulations affecting electronic commercial transactions. Other government agencies in addition to the Federal Reserve Board, including the Federal Trade Commission and the Federal Communications Commission, may promulgate rules and regulations affecting the Company's activities or those of the users of its products and services. Any or all of these potential actions could result in increased operating costs for the Company or for the principal users of its services and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance which would have a material adverse effect on the Company's business, financial condition and results of operations.

EVOLVING FINANCIAL INDUSTRY POLICIES FOR INTERNET COMMERCE

           The Company currently relies on credit cards as the payment method for FVIPS transactions. Credit card associations are still in the process of drafting operating regulations governing many credit card transactions on the Internet. In some cases, the Company's access to the payment systems of credit card associations and other payment providers may be conditioned on its compliance, and the compliance of associated processors such as Paymentech Inc., with interim regulations.

           The Company's operations have been reviewed by MasterCard and Visa which currently are the sole payment methods accepted by the Company. Visa has issued to Paymentech Inc. several conditions which govern Paymentech Inc.'s processing of transactions for the Company over the Visa system. These conditions, among other things, establish a maximum dollar amount and aging of small-dollar transactions the Company can accumulate before they are submitted to the Visa system for processing, and establish procedures for handling chargebacks involving such bundled transactions. The Company does not believe that these conditions materially burden the Company's current operations. The conditions were initially issued pursuant to an oral communication and were due to expire on December 31, 1995. The conditions were renewed until the later of the adoption of industry-wide operating regulations addressing Internet transactions or December 31, 1997. If the Internet transaction operating regulations are not in place by December 31, 1997, the conditions provide that they can be extended, with Visa's concurrence. To date, MasterCard has not issued any conditions that are specific to the Company's operations. While the Company hopes that it will be able to comply with Visa's future operating regulations and regulations issued by any other credit card association, there can be no assurance that it will be able to do so or that compliance will not have a material adverse effect on its business, financial condition or results of operations. In addition, there can be no assurance, if the operating regulations have not been adopted, that the conditions agreement between Paymentech Inc. and Visa, or related agreements between Paymentech Inc. and the Company and other payment providers, will be issued or extended, if at all, on terms that do not have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF LOSS FROM RETURNED TRANSACTIONS, MERCHANT FRAUD OR ERRONEOUS
TRANSACTIONS

           Because the Company acts as an intermediary and facilitator for credit card transactions, the Company may be subject to the risks borne by merchants generally in the use of credit card payment systems, primarily the risk that the consumer's payment will be "charged back" because of unauthorized use of the consumer's credit card, disputes over the goods or services purchased by the consumer, erroneous transmission of information by the Company, or fraud by the merchant or consumer. The Company's customer agreements provide for the allocation of the risk of chargebacks (other than chargebacks caused by erroneous transmission by the Company) to merchants, but such agreements may note enforceable. In addition, even if the Company has an enforceable right to charge a merchant's account for the amount of a chargeback, the Company is subject to the risk that the merchant may not have a sufficient positive balance of net proceeds from other FVIPS transactions to cover the chargeback and may otherwise be unable or unwilling to pay.

           The Company manages these risks through its risk management systems and internal controls, which are still in the process of being implemented. The Company currently requires explicit authorization by consumers prior to initiating a charge of the consumer's credit card, holds funds for 91 days for merchants who do not qualify for accelerated settlement terms and subjects merchants who attempt to so qualify to a screening process, and holds qualified merchants' funds for three to five business days. As a result, the Company believes that the risks associated with widespread chargebacks by customers are minimized, but there can be no assurance that chargebacks will not increase significantly in the future as the volume of FVIPS transactions increases and as more merchants of goods and services requiring physical delivery begin to use FVIPS. There also can be no assurance that the Company will not change FVIPS in a manner that increases the risk of exposure to chargebacks, or that the Company's reserves will be sufficient to protect the Company from increased chargebacks. A significant increase in chargebacks could materially and adversely affect the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

           Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in approximately two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with compliance. Although the Company believes that it is Year 2000 compliant, there can be no assurance that coding errors or other defects will not be discovered in the future. Any Year 2000 compliance problem of the Company, its service providers, its customers or the internet infrastructure could result in a material adverse effect on the Company's business, operating results and financial conditions.


LIABILITY FOR INFORMATION STORED ON THE INFOHAUS SERVER

           Because materials may be uploaded to the Company's InfoHaus shared Web server ("InfoHaus") and, without intervention by the Company, may be subsequently distributed to others, it is possible that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. In the past, such claims have been brought, and sometimes successfully pressed against electronic bulletin boards, on-line service providers, and Web pages hosting content provided by other parties. Although the Company carries general liability insurance, the Company's insurance may not adequately cover claims of this type. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

INTEGRATION OF POTENTIAL ACQUISITIONS

           As a part of its business strategy, the Company may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired technology and rights into the Company's products and services, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

                              SELLING STOCKHOLDERS

           The Selling Stockholders received or will receive the shares offered by this prospectus upon conversion of shares of Series A Preferred Stock of the Company (the "Series A Preferred") or exercise of warrants to purchase Common Stock (the "Warrants"). All of the shares of Common Stock received or which may be received by the Selling Stockholders upon conversion of the Series A Preferred Stock or exercise of the Warrants may be sold pursuant to this Prospectus. No Selling Stockholder holds shares of Common Stock of the Company other than those offered pursuant to this Prospectus.

           The following table sets forth the aggregate number of shares of Common Stock held by each Selling Stockholder and offered by each Selling Stockholder hereunder and the percentage of all shares of Common Stock held by such Selling Stockholder before giving effect to the offering (based on 8,883,599 shares of Common Stock outstanding as of September 30, 1997. The share numbers set forth in the table below include an aggregate of 850,000 shares of Common issuable upon the exercise price of the Warrants held by the Selling Stockholders, and an estimated 2,036,759 shares issuable upon conversion of the shares of Series A Preferred held by the Selling Stockholders. The estimated number of shares issuable upon conversion of the shares of Series A Preferred is based on an estimated conversion price of $2.45 per share of Common Stock, which would have been the applicable conversion price of the Series A Preferred had all shares of Series A Preferred been converted into Common Stock on December 17, 1997 (based on 80% of the average closing bid price for the Common Stock on the Nasdaq National Market for the ten trading day period ended December 16,
1997). The actual number of shares of Common Stock issuable upon conversion of Series A Preferred is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock.


                                                        NUMBER OF SHARES BENEFICIALLY           PERCENT OF OUTSTANDING
           NAME OF SELLING STOCKHOLDER                     OWNED PRIOR TO OFFERING                   COMMON STOCK
           ---------------------------                     -----------------------                   ------------
Huberfeld Bodner Family Foundation                               1,154,704                              11.5%
Millenco LP                                                        513,843                               5.5
Murray Huberfeld/David Bodner                                      187,639                               2.1
     Partnership
Cong. Aharas Tzedokah V'Chesed                                     178,979                               2.0
Seth J. Antine                                                     173,206                               1.9
Harry Adler                                                         57,735                                *
American Friends of Tiferet Tiberias                                57,735                                *
     Institution Inc.
Rita Folger                                                         57,735                                *
Philip Huberfeld                                                    57,735                                *
Connie Lerner                                                       57,735                                *
Clifton Management Trading, Inc.                                    54,848                                *
Friends of Kiryat Meor Chaim                                        43,301                                *
Wolowitz Pension Plan                                               43,301                                *
Shekel Hakodesh                                                     34,641                                *
Herman R. Nanni Bodenheimer                                         28,868                                *
    Foundation, Inc.


                                                        NUMBER OF SHARES BENEFICIALLY           PERCENT OF OUTSTANDING
           NAME OF SELLING STOCKHOLDER                     OWNED PRIOR TO OFFERING                   COMMON STOCK
           ---------------------------                     -----------------------                   ------------
The Jerusalem Fund, Inc.                                            28,868                                *
Isaac Weiss                                                         28,868                                *
Keren Mordechai Yankov and Chaya                                    28,868                                *
     Blima Elias, Inc.
Yeshiva of Telshe Alumni                                            28,868                                *
Jerome Bloom                                                        14,434                                *
Ohr Somayach                                                        14,434                                *
Reuvain Schepansky                                                  14,434                                *
Shor Yushuv B'dg. Fund                                              14,434                                *
Irwin G. Katsof                                                     11,547                                *
All Selling Shareholders                                         2,886,760                               24.5

-------------------------------

(*)    Less than 1%.


                              PLAN OF DISTRIBUTION

       The Company has been advised by the Selling Stockholders that they or their pledgees, donees, transferees or other successors in interest intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. Such persons may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

       Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

       The Company has advised the Selling Stockholders that Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to its sales in the market, has furnished the Selling Stockholders with a copy of this regulation and has informed it of the need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

       Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

       There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by it hereunder.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

       Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

       The validity of the Common Stock offered pursuant to this Prospectus and certain other legal matters will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California. Certain of WSGR own an aggregate of shares of Common Stock of the Company.

                                     EXPERTS

       The financial statements of First Virtual Holdings Incorporated appearing in First Virtual Holdings Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information...................................................      2
Incorporation of Certain Documents
   by Reference.........................................................      3
The Company.............................................................      3
Risk Factors............................................................      4
Selling Stockholders....................................................     20
Plan of Distribution....................................................     21
Indemnification.........................................................     22
Legal Matters...........................................................     22
Experts.................................................................     23


                                4,923,520 SHARES




                                  FIRST VIRTUAL

                                    HOLDINGS

                                  INCORPORATED




                                  ____________




                                  COMMON STOCK






                                   PROSPECTUS











                               DECEMBER ____, 1997


================================================================================

                       FIRST VIRTUAL HOLDINGS INCORPORATED

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Item
Number

Item 14       Other Expenses of Issuance and Distribution.

              The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and Nasdaq Stock Market Listing fees are estimates.


Registration Statement--Securities and Exchange Commission.............$ ___
Nasdaq Stock Market Listing Fee........................................$ ___
Accounting fees........................................................$ ___
Legal fees.............................................................$ ___
Miscellaneous..........................................................$ ___
Total..................................................................$ ___

Item 15       Indemnification of Directors and Officers.

              See "Indemnification of Directors and Officers."

Item 16       Exhibits.

              Exhibit
              Number
              ------
                  4.1      Certificate of Designation of Series A Preferred Stock dated October 15, 1997.*

                  4.2      Form of Private Placement Purchase Agreement dated October 22, 1997 between First Virtual Holdings
                           Incorporated and certain investors.*

                  5.1      Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

                 23.1      Consent of Ernst & Young LLP, independent auditors.

                 23.4      Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
                 24.1      Power of Attorney (contained on page II-3 hereof).

------------------------------

* Filed as exhibits to Registrant's current report on Form 8-K, dated October 22, 1997.

Item 17       Undertakings.

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant, First Virtual Holdings Incorporated, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 19th day of December, 1997.

                                  FIRST VIRTUAL HOLDINGS INCORPORATED

                                  By: /s/ Lee H. Stein
                                     ------------------------------------------
                                        Lee H. Stein, Chief Executive Officer


                                POWER OF ATTORNEY


           KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Lee H. Stein, John M. Stachowiak and Philip H. Bane, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           SIGNATURE                                             TITLE                                    DATE
           ---------                                             -----                                    ----

/s/ Lee H. Stein                           Chief Executive Officer (Principal Executive Officer)    December 19, 1997
-------------------------------            and Chairman of the Board of Directors
     (Lee H. Stein)

/s/ John M. Stachowiak                     Vice President, Finance and Chief Financial Officer      December 19, 1997
-------------------------------            (Principal Financial and Accounting Officer)
     (John M. Stachowiak)

/s/ Scott J. Loftesness                    Director                                                 December 19, 1997
-------------------------------
     (Scott J. Loftesness)

/s/ Stephen Marcus                         Director                                                 December 19, 1997
-------------------------------
     (Stephen Marcus)

                                           Director                                                 December 19, 1997
-------------------------------
     (John A. McKinley)

/s/ Pamela H. Patsley                      Director                                                 December 19, 1997
-------------------------------
     (Pamela H. Patsley)

                                           Director                                                 December 19, 1997
-------------------------------
     (James Taylor)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


             ------------------------------------------------------

                                    EXHIBITS

             ------------------------------------------------------


                       Registration Statement on Form S-3

                       FIRST VIRTUAL HOLDINGS INCORPORATED

                                December 19, 1997

                                INDEX TO EXHIBITS


           Exhibit
           Number
           ------
                  4.1      Certificate of Designation of Series A Preferred Stock dated October 15, 1997.*

                  4.2      Form of Private Placement Purchase Agreement dated October 22, 1997 between the Registrant and certain investors.*

                  5.1      Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

                 23.1      Consent of Ernst & Young LLP, independent auditors.

                 23.4      Consent of Wilson Sonsini, Goodrich & Rosati (included in Exhibit 5.1).

                 24.1      Power of Attorney (contained on Page II-3).

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* Filed as exhibits to Registrant's current report on Form 8-K, dated
  October 22, 1997.


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